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                                                                    Exhibit 99.2



              DAILEY INTERNATIONAL INC. ANNOUNCES EFFECTIVENESS OF
               PLAN OF REORGANIZATION AND CLOSING OF ACQUISITION
                       BY WEATHERFORD INTERNATIONAL, INC.


         CONROE, TEXAS, August 31, 1999 - Dailey International Inc. today announced the closing of its acquisition by Weatherford International, Inc. (NYSE:WFT) under the terms of its previously-announced acquisition agreement with Weatherford. In addition, it announced that the Second Amended Joint Plan of Reorganization of Dailey and certain of its subsidiaries, as confirmed by order of the United States Bankruptcy Court for the District of Delaware entered on August 20, 1999, became effective today.

         Under the Plan and the acquisition agreement, on the effective date,
(i) all of the outstanding Dailey Senior Notes were canceled, and the holders thereof will be entitled to receive in exchange shares of common stock of Weatherford having an aggregate market value (as provided in the Plan) of $185 million, at a rate of 18.9534 shares of Weatherford common stock per $1,000 principal amount of Senior Notes, and (ii) all of the issued and outstanding shares of Class A and Class B common stock of Dailey were canceled and the holders thereof will be entitled to receive in exchange shares of Weatherford common stock having an aggregate market value (as provided in the Plan) of $10 million, at a rate of 0.02795 shares of Weatherford common stock per share of Dailey common stock. It is anticipated that instruments for the exchange of Dailey Senior Note and common stock certificates will be mailed to holders later this week.

         Dailey International Inc. is a leading provider of specialty drilling equipment and services to the oil and gas industry and designs, manufactures and rents proprietary downhole tools for oil and gas drilling and workover applications worldwide. Weatherford International, Inc. is one of the world's largest providers of equipment and services used for the exploration and production of oil and natural gas.

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Contact:

Don Galletly     (713) 693-4148
Jean Davenport   (409) 760-3399




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